Exhibit Number 99.1

Investor Contact:	Kevin Hammons
President and
Chief Financial Officer
(615) 465-7000

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2020 RESULTS AND 2021 GUIDANCE

FRANKLIN, Tenn. (February 17, 2021) – Community Health Systems, Inc. (NYSE: CYH) (the “Company”) today announced financial and operating results for the three months and year ended December 31, 2020.

The following highlights the financial and operating results for the three months ended December 31, 2020.

•	Net operating revenues totaled $3.119 billion.

•

Net income attributable to Community Health Systems, Inc. common stockholders was $311 million, or $2.57 per share (diluted), compared with net loss of $(373) million, or $(3.27) per share (diluted), for the same period in 2019. Excluding the adjusting items as presented in the table in footnote (e) on page 17, net income attributable to Community Health Systems, Inc. common stockholders was $0.96 per share (diluted), compared to $0.40 per share (diluted) for the same period in 2019.

•	Adjusted EBITDA was $614 million, compared with $447 million for the same period in 2019.

•	$153 million of pandemic relief funds were recognized during the three months ended December 31, 2020, as further discussed below.

•

Net cash provided by operating activities was $76 million, which included repayments of Medicare accelerated payments in the amount of approximately $55 million as well as $50 million paid to settle a professional liability claim. Net cash provided by operating activities was $194 million for the same period in 2019.

•	Extinguished $787 million principal value of outstanding notes for cash payments of $478 million and 10 million newly issued shares of the Company’s common stock.

•	On a same-store basis, admissions decreased 3.4 percent and adjusted admissions decreased 9.5 percent, compared with the same period in 2019.

Net operating revenues for the three months ended December 31, 2020, totaled $3.119 billion, a 5.1 percent decrease compared with $3.286 billion for the same period in 2019.

Net income attributable to Community Health Systems, Inc. common stockholders was $311 million, or $2.57 per share (diluted), for the three months ended December 31, 2020, compared with net loss of $(373) million, or $(3.27) per share (diluted), for the same period in 2019. Excluding the adjusting items as presented in the table in footnote (e) on page 17, net income attributable to Community Health Systems, Inc. common stockholders was $0.96 per share (diluted) for the three months ended December 31, 2020, compared to $0.40 per share (diluted) for the same period in 2019. Payments received by the Company through the Public Health and Social Services Emergency Fund (the “PHSSEF”), as more specifically described below, had a positive impact on net income attributable to Community Health Systems, Inc. common stockholders (both on a consolidated and adjusted basis) of approximately $115 million, or $0.95 on a per share (diluted) basis, for the three months ended December 31, 2020. Weighted-average shares outstanding (diluted) were 121 million and 114 million for the three months ended December 31, 2020 and 2019, respectively.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Adjusted EBITDA for the three months ended December 31, 2020, was $614 million compared with $447 million for the same period in 2019. Payments received through the PHSSEF had a positive impact on Adjusted EBITDA for the three months ended December 31, 2020 in the amount of $153 million.

The consolidated operating results for the three months ended December 31, 2020, reflect a 12.9 percent decrease in admissions and a 17.8 percent decrease in adjusted admissions, compared with the same period in 2019. On a same-store basis, admissions decreased 3.4 percent and adjusted admissions decreased 9.5 percent for the three months ended December 31, 2020, compared with the same period in 2019. While volumes for the current year have not returned to pre-pandemic levels, they have improved from their lows in March and April 2020. On a same-store basis, net operating revenues increased 4.5 percent for the three months ended December 31, 2020, compared with the same period in 2019, primarily reflecting COVID-19 pandemic-induced changes in the mix of services provided and payor mix compared to the prior period.

Net operating revenues for the year ended December 31, 2020, totaled $11.789 billion, a 10.8 percent decrease compared with $13.210 billion for the same period in 2019.

Net income attributable to Community Health Systems, Inc. common stockholders was $511 million, or $4.39 per share (diluted), for the year ended December 31, 2020, compared with net loss of $(675) million, or $(5.93) per share (diluted), for the same period in 2019. Excluding the adjusting items as presented in the table in footnote (e) on page 17, net income attributable to Community Health Systems, Inc. common stockholders was $0.45 per share (diluted), for the year ended December 31, 2020, compared to net loss of $(0.89) per share (diluted) for the same period in 2019. The change in tax valuation allowance (which was one of the above mentioned adjusting items) had a positive impact of $240 million, or $2.06 per share (diluted), on net income attributable to Community Health Systems, Inc. common stockholders, and arose from discrete tax benefits related to the release of federal and state valuation allowances on IRC Section 163(j) interest carryforwards as a result of an increase to the deductible interest expense allowed for 2019 and 2020 under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) that was enacted during the year ended December 31, 2020. In addition, payments received by the Company through the PHSSEF, as more specifically described below, had a positive impact on net income attributable to Community Health Systems, Inc. common stockholders (both on a consolidated and adjusted basis) of approximately $452 million, or $3.88 on a per share (diluted) basis, for the year ended December 31, 2020. Weighted-average shares outstanding (diluted) were 117 million and 114 million for the year ended December 31, 2020 and 2019, respectively.

Adjusted EBITDA for the year ended December 31, 2020, was $1.809 billion compared with $1.628 billion for the same period in 2019. Payments received through the PHSSEF had a positive impact on Adjusted EBITDA for the year ended December 31, 2020 in the amount of $601 million.

The consolidated operating results for the year ended December 31, 2020, reflect a 15.7 percent decrease in admissions and a 19.4 percent decrease in adjusted admissions, compared with the same period in 2019. On a same-store basis, admissions decreased 8.0 percent and adjusted admissions decreased 12.5 percent for the year ended December 31, 2020, compared with the same period in 2019. On a same-store basis, net operating revenues decreased 3.4 percent for the year ended December 31, 2020, compared with the same period in 2019.

Commenting on the results, Tim L. Hingtgen, chief executive officer of Community Health Systems, Inc., said, “Throughout the COVID-19 pandemic, I have been incredibly proud of everyone across our entire organization. Our caregivers and medical staffs have ensured that their communities have access to essential, high-quality health services. Our management teams have adapted to constantly changing dynamics and effectively executed our cost management efforts. As a result, we ended the year with strong financial results, momentum around our key strategic initiatives, and optimism about the future of our Company. We look forward to what lies ahead, as we believe we are well-positioned for growth and long-term success that will deliver value for all of our stakeholders.”

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Financing Transactions:

The Company recognized a net, pre-tax gain from early extinguishment of debt of approximately $207 million for the three months ended December 31, 2020 as a result of the following financing transactions:

•

Completion of a tender offer for various series of outstanding notes resulting in extinguishment of approximately $87 million of principal value of outstanding notes for cash payments of approximately $78 million.

•

Privately negotiated agreement with multi-asset investment manager for the exchange of $700 million aggregate principal value of 6.875% Senior Unsecured Notes due 2028 for consideration of $400 million of cash and 10 million newly issued shares of the Company’s common stock.

•

Completion of private offerings of $1.9 billion aggregate principal amount of 5.625% Senior Secured Notes due 2027 and $900 million aggregate principal amount of 6.000% Senior Secured Notes due 2029. The proceeds of these offerings were used to repurchase approximately $2.579 billion of the outstanding principal amount of 6.250% Senior Secured Notes due 2023 that were validly tendered and not validly withdrawn as of December 24, 2020. The remaining balance of the 6.250% Senior Secured Notes due 2023 of approximately $95 million was redeemed using cash on hand on January 28, 2021, pursuant to a redemption notice issued December 28, 2020.

For the year ended December 31, 2020, there was a net pre-tax gain from early extinguishment of debt of approximately $317 million.

COVID – 19 Pandemic:

The COVID-19 pandemic adversely affected the Company’s operations and financial results for the year ended December 31, 2020 resulting in decreases in net operating revenues driven primarily by declines in patient volumes, as noted above, and increases in expenses related to supply chain and other expenditures.

As a result of the COVID-19 pandemic, federal and state governments have passed legislation, promulgated regulations, and taken other administrative actions intended to assist healthcare providers in providing care to COVID-19 and other patients during the public health emergency. Sources of relief include the CARES Act, which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020 and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. Together, the CARES Act, PPPHCE Act and the CAA includes $178 billion in funding to be distributed to eligible providers through the PHSSEF. In addition, the CARES Act provided for an expansion of the Medicare Accelerated and Advance Payment Program. Various other state and local programs also exist to provide relief, either independently or through distribution of monies received via the CARES Act. The Company has been a beneficiary of these stimulus measures.

During the year ended December 31, 2020, the Company received approximately $705 million in payments through the PHSSEF and various state and local programs, net of amounts that have been or will be repaid to the U.S. Department of Health and Human Services (“HHS”) and various state and local agencies either voluntarily or in relation to entities that were previously divested. PHSSEF payments are intended to compensate healthcare providers for lost revenues and incremental expenses, as defined by HHS, incurred in response to the COVID-19 pandemic and are not required to be repaid provided that recipients attest to and comply with certain terms and conditions, including limitations on balance billing and not using funds received from the PHSSEF to reimburse eligible expenses or lost revenues, as defined by HHS, that other sources have or may be obligated to reimburse.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

The Company recognized approximately $153 million and $601 million of the PHSSEF and various state and local program payments eligible to be claimed as a reduction in operating costs and expenses during the three months and year ended December 31, 2020, respectively. During the three months ended December 31, 2020, the Company’s estimate of the amount of payments received through the PHSSEF or state and local programs for which the Company is reasonably assured of meeting the underlying terms and conditions was updated based on, among other things, the CAA, Post-Payment Notice of Reporting Requirements issued by HHS in October 2020, November 2020, and January 2021, responses to frequently asked questions as published by HHS, as well as expenses incurred attributable to the coronavirus during such period and the Company’s results of operations during such period as compared to the Company’s budget. Amounts received through the PHSSEF or state and local programs that have not been recognized as a reduction to operating costs and expenses and otherwise have not been refunded to HHS or state and local agencies as of December 31, 2020, are reflected within accrued liabilities-other in the condensed consolidated balance sheet, and such unrecognized amounts may be recognized as a reduction in operating costs and expenses in future periods if the underlying conditions for recognition are reasonably assured of having been met.

HHS’ interpretation of the underlying terms and conditions of such PHSSEF payments, including auditing and reporting requirements, continues to evolve. Additional guidance or new and amended interpretations of existing guidance on the terms and conditions of such PHSSEF payments may result in the Company’s inability to recognize certain PHSSEF payments, changes in the estimate of amounts recognized, or the derecognition of amounts previously recognized, which (in any such case) may be material.

Medicare accelerated payments of approximately $1.2 billion were received during April 2020. No additional Medicare accelerated payments have been received by the Company since such time, including during the three months ended December 31, 2020 and approximately $77 million of amounts previously received was repaid to the Centers for Medicare and Medicaid Services (“CMS”) or assumed by buyers during the year ended December 31, 2020 related to divested entities. Effective October 8, 2020, CMS is no longer accepting new applications for accelerated payments. Accordingly, the Company does not expect to receive additional Medicare accelerated payments. Payments under the Medicare Accelerated and Advance Payment program are advances that must be repaid. Providers are required to repay accelerated payments beginning one year after the payment was issued. After such one-year period, Medicare payments owed to providers will be recouped according to the repayment terms. The repayment terms specify that for the first 11 months after repayment begins, repayment will occur through an automatic recoupment of 25% of Medicare payments otherwise owed to the provider during such time. At the end of the eleven-month period, recoupment will increase to 50% for six months. At the end of the six months (or 29 months from the receipt of the initial accelerated payment), Medicare will issue a letter for full repayment of any remaining balance, as applicable. In such event, if payment is not received within 30 days, interest will accrue at the rate of 4% per annum from the date the letter was issued and will be assessed for each full 30-day period that the balance remains unpaid. As of December 31, 2020, approximately $425 million of Medicare accelerated payments are reflected within accrued liabilities-other in the condensed consolidated balance sheet while the remaining approximately $656 million are included within other long-term liabilities.

The PHSSEF payments received to date as noted above and payments which the Company may receive in the future under the CARES Act and other stimulus legislation have been and may continue to be beneficial in partially mitigating the impact of the COVID-19 pandemic on the Company’s results of operations and financial position. Additionally, the federal government may consider additional stimulus and relief efforts, but the Company is unable to predict whether additional stimulus measures will be enacted or their impact, if any. The Company is unable to assess the extent to which anticipated ongoing negative impacts on the Company arising from the COVID-19 pandemic will be offset by benefits which the Company may recognize or receive in the future under the CARES Act, the PPPHCE Act, the CAA or any future stimulus measures.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Divestitures and hospital closures:

The Company completed the following divestitures during the year ended December 31, 2020:

•	Three hospitals on January 1, 2020 (in respect of which the Company received proceeds at a preliminary closing on December 31, 2019)

•	Two hospitals on May 1, 2020

•	Two hospitals on July 1, 2020 (in respect of which the Company received proceeds at a preliminary closing on June 30, 2020)

•	One hospital on August 1, 2020

•	One hospital on October 1, 2020 (in respect of which the Company received proceeds at a preliminary closing on September 30, 2020)

•	One hospital on October 24, 2020

•	Two hospitals on October 27, 2020

•	One hospital on December 1, 2020

In addition to these 13 divestitures, the Company terminated a lease and permanently ceased operations for one hospital effective September 30, 2020. Additionally, the Company has completed the divestiture of four hospitals during 2021 (including the divestiture of three hospitals which were completed on January 1, 2021, in respect of which the Company received proceeds at preliminary closings on December 31, 2020). The Company has entered into a definitive agreement to sell one additional hospital, the sale of which is expected to be completed in 2021. There can be no assurance that this potential divestiture subject to a definitive agreement will be completed, or if it is completed, the ultimate timing of the completion of this divestiture. While the Company’s formal portfolio rationalization program concluded as of December 31, 2020 (inclusive of definitive agreements entered into in 2020 for the sales of hospitals which have been completed or are anticipated to be completed in 2021, as noted above), the Company continues to receive interest from potential acquirers for certain of its hospitals, and may, from time to time, consider selling additional hospitals following the completion of the Company’s formal portfolio rationalization strategy if the Company considers any such dispositions to be in its best interests.

Financial and statistical data for 2019 and 2020 presented in this press release includes the operating results of divested or closed hospitals for the periods prior to the consummation of the respective divestiture or hospital closing. Same-store operating results exclude the results of a hospital acquired in 2019, a hospital opened in 2020 and the hospitals divested or closed in 2019 and 2020.

Information About Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, a non-GAAP financial measure, which is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude (gain) loss from early extinguishment of debt, impairment and (gain) loss on sale of businesses, (income) expense related to government and other legal settlements and related costs, expense incurred in the fourth quarter of 2020 related to the settlement of certain professional liability claims for which the third-party insurers’ obligation to insure the Company against the underlying loss is being litigated, expense related to employee termination benefits and other restructuring charges, expense from settlement and fair value adjustments on the CVR agreement liability related to the Health Management Associates, Inc. (“HMA”) legal proceedings and related legal expenses, the impact of changes in estimate to increase the professional liability claims accrual recorded during the second quarter of 2019 (which estimate was further revised in the third quarter of 2019 based on updated actuarial analysis) with respect to claims incurred in 2016 and prior years and expense related to the valuation allowance recorded in the second quarter of 2019 to reserve the outstanding balance of a promissory note received from the buyer in connection with the sale of two of the Company’s hospitals in 2017, as well as income from a reduction of the valuation allowance on the outstanding balance of a promissory note from the buyer of another hospital. For information regarding why the Company believes Adjusted EBITDA provides useful information to investors, and for a reconciliation of Adjusted EBITDA to net income (loss) attributable to Community Health Systems, Inc. stockholders, see footnote (c) to the Financial Highlights, Financial Statements and Selected Operating Data below.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Additionally, this press release presents adjusted net income (loss) attributable to Community Health Systems, Inc. common stockholders per share (diluted), a non-GAAP financial measure, to reflect the impact on net income (loss) attributable to Community Health Systems, Inc. common stockholders per share (diluted) from the selected items used in the calculation of Adjusted EBITDA. For information regarding why the Company believes this non-GAAP financial measure provides useful information to investors, and for a reconciliation of this non-GAAP financial measure to net income (loss) attributable to Community Health Systems, Inc. common stockholders per share (diluted), see footnote (e) to the Financial Highlights, Financial Statements and Selected Operating Data below.

The non-GAAP financial measures set forth above are not measurements of financial performance under U.S. GAAP, and should not be considered in isolation or as a substitute for any financial measure calculated in accordance with U.S. GAAP.

Included on pages 18, 19, 20 and 21 of this press release are tables setting forth the Company’s 2021 annual earnings guidance. The 2021 guidance is based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time and reflects the impact of actual and planned divestitures in 2021.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 85 affiliated hospitals in 16 states with an aggregate of approximately 14,000 licensed beds.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Community Health Systems, Inc. will hold a conference call on Thursday, February 18, 2021, at 10:00 a.m. Central, 11:00 a.m. Eastern, to review financial and operating results for the fourth quarter and year ended December 31, 2020. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will continue to be available for approximately 30 days. Copies of this press release and conference call slide show, as well as the Company’s Current Report on Form 8-K (including this press release), will be available on the Company’s website at www.chs.net.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Financial Highlights (a)(b)

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net operating revenues	$3,119	$3,286	$11,789	$13,210
Net income (loss) (f), (g)	352	(346)	607	(590)
Net income (loss) attributable to Community Health Systems, Inc. stockholders	311	(373)	511	(675)
Adjusted EBITDA (c)	614	447	1,809	1,628
Net cash provided by operating activities	76	194	2,178	385

Earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:
Basic (f), (g)	$2.65	$(3.27)	$4.43	$(5.93)
Diluted (e), (f), (g)	2.57	(3.27)	4.39	(5.93)

Weighted-average number of shares outstanding (d):
Basic	118	114	115	114
Diluted	121	114	117	114

For footnotes, see pages 15, 16 and 17.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) (a)(b)

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2020		2019
	Amount	% of Net Operating Revenues	Amount	% of Net Operating Revenues
Net operating revenues	$3,119	100.0%	$3,286	100.0%

Operating costs and expenses:
Salaries and benefits	1,357	43.5%	1,448	44.1%
Supplies	524	16.8%	528	16.1%
Other operating expenses	748	24.0%	787	23.9%
Government and other legal settlements and related costs (g)	(4)	(0.1)%	58	1.8%
Lease cost and rent	79	2.5%	81	2.4%
Pandemic relief funds	(153)	(4.9)%	—	—%
Depreciation and amortization	134	4.3%	152	4.6%
Impairment and (gain) loss on sale of businesses, net (f)	(1)	(0.0)%	68	2.1%

Total operating costs and expenses	2,684	86.1%	3,122	95.0%

Income from operations (f), (g)	435	13.9%	164	5.0%
Interest expense, net	252	8.1%	259	7.9%
(Gain) loss from early extinguishment of debt	(207)	(6.7)%	23	0.7%
Equity in earnings of unconsolidated affiliates	1	0.0%	(3)	(0.1)%

Income (loss) before income taxes	389	12.5%	(115)	(3.5)%
Provision for income taxes	37	1.2%	231	7.0%

Net income (loss) (f), (g)	352	11.3%	(346)	(10.5)%
Less: Net income attributable to noncontrolling interests	41	1.3%	27	0.9%

Net income (loss) attributable to Community Health Systems, Inc. stockholders	$311	10.0%	$(373)	(11.4)%

Earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:
Basic (f), (g)	$2.65		$(3.27)

Diluted (e), (f), (g)	$2.57		$(3.27)

Weighted-average number of shares outstanding (d):
Basic	118		114

Diluted	121		114

For footnotes, see pages 15, 16 and 17.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) (a)(b)

(In millions, except per share amounts)

(Unaudited)

	Year Ended December 31,
	2020		2019
	Amount	% of Net Operating Revenues	Amount	% of Net Operating Revenues

Net operating revenues	$11,789	100.0%	$13,210	100.0%

Operating costs and expenses:
Salaries and benefits	5,411	45.9%	5,947	45.0%
Supplies	1,963	16.6%	2,151	16.3%
Other operating expenses	2,957	25.1%	3,303	25.1%
Government and other legal settlements and related costs (g)	—	—%	93	0.7%
Electronic health records incentive reimbursement	—	—%	(1)	—%
Lease cost and rent	327	2.8%	321	2.4%
Pandemic relief funds	(601)	(5.1)%	—	—%
Depreciation and amortization	558	4.7%	608	4.6%
Impairment and (gain) loss on sale of businesses, net (f)	48	0.4%	138	1.0%

Total operating costs and expenses	10,663	90.4%	12,560	95.1%

Income from operations (f), (g)	1,126	9.6%	650	4.9%
Interest expense, net	1,031	8.7%	1,041	7.9%
(Gain) loss from early extinguishment of debt	(317)	(2.6)%	54	0.4%
Equity in earnings of unconsolidated affiliates	(10)	(0.1)%	(15)	(0.1)%

Income (loss) before income taxes	422	3.6%	(430)	(3.3)%
(Benefit from) provision for income taxes	(185)	(1.5)%	160	1.2%

Net income (loss) (f), (g)	607	5.1%	(590)	(4.5)%
Less: Net income attributable to noncontrolling interests	96	0.8%	85	0.6%

Net income (loss) attributable to Community Health Systems, Inc. stockholders	$511	4.3%	$(675)	(5.1)%

Earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:
Basic (f), (g)	$4.43		$(5.93)

Diluted (e), (f), (g)	$4.39		$(5.93)

Weighted-average number of shares outstanding (d):
Basic	115		114

Diluted	117		114

For footnotes, see pages 15, 16 and 17.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income (loss)	$352	$(346)	$607	$(590)
Other comprehensive (loss) income, net of income taxes:
Net change in fair value of interest rate swaps, net of tax	—	—	(1)	(3)
Net change in fair value of available-for-sale debt securities, net of tax	—	(1)	4	4
Amortization and recognition of unrecognized pension cost components, net of tax	(8)	—	(7)	—

Other comprehensive (loss) income	(8)	(1)	(4)	1

Comprehensive income (loss)	344	(347)	603	(589)
Less: Comprehensive income attributable to noncontrolling interests	41	27	96	85

Comprehensive income (loss) attributable to Community Health Systems, Inc. stockholders	$303	$(374)	$507	$(674)

For footnotes, see pages 15, 16 and 17.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Selected Operating Data (a)

(Dollars in millions)

(Unaudited)

	Three Months Ended December 31,
	Consolidated			Same-Store
	2020	2019	% Change	2020	2019	% Change
Number of hospitals (at end of period)	89	102		87	87
Licensed beds (at end of period)	14,110	16,240		13,911	13,981
Beds in service (at end of period)	12,421	14,442		12,328	12,556
Admissions	116,450	133,745	-12.9%	115,219	119,319	-3.4%
Adjusted admissions	240,814	292,919	-17.8%	237,385	262,415	-9.5%
Patient days	563,032	581,696		557,385	519,009
Average length of stay (days)	4.8	4.3		4.8	4.3
Occupancy rate (average beds in service)	48.3%	43.8%		49.1%	44.9%
Net operating revenues	$3,119	$3,286	-5.1%	$3,089	$2,957	4.5%
Net inpatient revenues as a % of net operating revenues	49.0%	46.0%		49.1%	45.5%
Net outpatient revenues as a % of net operating revenues	51.0%	54.0%		50.9%	54.5%
Income from operations (f), (g)	$435	$164	165.2%
Income from operations as a % of net operating revenues	13.9%	5.0%
Depreciation and amortization	$134	$152
Equity in earnings of unconsolidated affiliates	$1	$(3)
Net income (loss) attributable to Community Health Systems, Inc. stockholders	$311	$(373)	183.4%
Net income (loss) attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	10.0%	-11.4%
Adjusted EBITDA (c)	$614	$447	37.4%
Adjusted EBITDA as a % of net operating revenues	19.7%	13.6%
Net cash provided by operating activities	$76	$194	60.8%

For footnotes, see pages 15, 16 and 17.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Selected Operating Data (a)

(Dollars in millions)

(Unaudited)

	Year Ended December 31,
	Consolidated			Same-Store
	2020	2019	% Change	2020	2019	% Change
Number of hospitals (at end of period)	89	102		87	87
Licensed beds (at end of period)	14,110	16,240		13,911	13,981
Beds in service (at end of period)	12,421	14,442		12,328	12,556
Admissions	470,325	557,959	-15.7%	443,106	481,658	-8.0%
Adjusted admissions	973,571	1,208,513	-19.4%	919,325	1,050,558	-12.5%
Patient days	2,190,939	2,474,569		2,064,349	2,127,231
Average length of stay (days)	4.7	4.4		4.7	4.4
Occupancy rate (average beds in service)	44.6%	45.1%		45.6%	46.5%
Net operating revenues	$11,789	$13,210	-10.8%	$11,207	$11,603	-3.4%
Net inpatient revenues as a % of net operating revenues	49.1%	47.0%		49.0%	46.4%
Net outpatient revenues as a % of net operating revenues	50.9%	53.0%		51.0%	53.6%
Income from operations (f), (g)	$1,126	$650	73.2%
Income from operations as a % of net operating revenues	9.6%	4.9%
Depreciation and amortization	$558	$608
Equity in earnings of unconsolidated affiliates	$(10)	$(15)
Net income (loss) attributable to Community Health Systems, Inc. stockholders	$511	$(675)	175.7%
Net income (loss) attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	4.3%	-5.1%
Adjusted EBITDA (c)	$1,809	$1,628	11.1%
Adjusted EBITDA as a % of net operating revenues	15.3%	12.3%
Net cash provided by operating activities	$2,178	$385	465.7%

For footnotes, see pages 15, 16 and 17.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions, except share data)

(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$1,676	$216
Patient accounts receivable	1,927	2,258
Supplies	335	354
Prepaid income taxes	50	48
Prepaid expenses and taxes	184	193
Other current assets	338	358

Total current assets	4,510	3,427

Property and equipment:
Land and improvements	515	560
Buildings and improvements	5,749	5,878
Equipment and fixtures	3,088	3,215

Property and equipment	9,352	9,653
Less accumulated depreciation and amortization	(4,030)	(4,045)

Property and equipment, net	5,322	5,608

Goodwill	4,219	4,328

Deferred income taxes	59	38

Other assets, net of accumulated amortization of $1,118 and $981 at December 31, 2020 and 2019, respectively	1,896	2,208

Total assets	$16,006	$15,609

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$123	$20
Current operating lease liabilities	142	136
Accounts payable	783	811
Accrued liabilities:
Employee compensation	637	594
Accrued interest	150	189
Other	980	532

Total current liabilities	2,815	2,282

Long-term debt (h)	12,093	13,385

Deferred income taxes	29	200

Long-term operating lease liabilities	524	487

Other long-term liabilities	1,599	894

Total liabilities	17,060	17,248

Redeemable noncontrolling interests in equity of consolidated subsidiaries	484	502

STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 129,612,117 shares issued and outstanding at December 31, 2020, and 117,822,631 shares issued and outstanding at December 31, 2019	1	1
Additional paid-in capital	2,094	2,008
Accumulated other comprehensive loss	(13)	(9)
Accumulated deficit	(3,707)	(4,218)

Total Community Health Systems, Inc. stockholders’ deficit	(1,625)	(2,218)
Noncontrolling interests in equity of consolidated subsidiaries	87	77

Total stockholders’ deficit	(1,538)	(2,141)

Total liabilities and stockholders’ deficit	$16,006	$15,609

For footnotes, see pages 15, 16 and 17.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended December 31,
	2020	2019

Cash flows from operating activities
Net income (loss)	$607	$(590)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	558	608
Deferred income taxes	(187)	203
Government and other legal settlements and related costs (g)	—	51
Stock-based compensation expense	13	10
Impairment and (gain) loss on sale of businesses, net (f)	48	138
(Gain) loss from early extinguishment of debt	(317)	54
Other non-cash expenses, net	131	182
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	309	93
Supplies, prepaid expenses and other current assets	(15)	38
Medicare accelerated payments	1,158	—
Repayment/derecognition of Medicare accelerated payments	(77)	—
Unrecognized pandemic relief funds	104	—
Accounts payable, accrued liabilities and income taxes	(67)	(157)
Other	(87)	(245)

Net cash provided by operating activities	2,178	385

Cash flows from investing activities
Acquisitions of facilities and other related businesses	(1)	(13)
Purchases of property and equipment	(440)	(438)
Proceeds from disposition of hospitals and other ancillary operations	648	604
Proceeds from sale of property and equipment	4	3
Purchases of available-for-sale debt securities and equity securities	(178)	(80)
Proceeds from sales of available-for-sale debt securities and equity securities	194	92
Increase in other investments	(50)	(170)

Net cash provided by (used in) investing activities	177	(2)

Cash flows from financing activities
Repurchase of restricted stock shares for payroll tax withholding requirements	(1)	(1)
Deferred financing costs and other debt-related costs	(156)	(46)
Proceeds from noncontrolling investors in joint ventures	15	10
Redemption of noncontrolling investments in joint ventures	(1)	(11)
Distributions to noncontrolling investors in joint ventures	(116)	(99)
Proceeds from sale-lease back	2	60
Other borrowings	53	37
Issuance of long-term debt	4,262	3,042
Proceeds from ABL facility	540	202
Repayments of long-term indebtedness	(5,493)	(3,557)

Net cash used in financing activities	(895)	(363)

Net change in cash and cash equivalents	1,460	20
Cash and cash equivalents at beginning of period	216	196

Cash and cash equivalents at end of period	$1,676	$216

For footnotes, see pages 15, 16 and 17.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data

(a)

Both financial and statistical results include the operating results of divested or closed hospitals for the periods prior to the consummation of the respective divestiture or hospital closing. Same-store operating results and statistical information exclude the results of a hospital acquired in 2019, a hospital opened in 2020 and the hospitals divested or closed in 2019 and 2020. There were no discontinued operations reported for 2019 and 2020.

(b)	The following table provides information needed to calculate earnings (loss) per share, which is adjusted for income attributable to noncontrolling interests (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Community Health Systems, Inc. common stockholders:
Net income (loss)	$352	$(346)	$607	$(590)
Less: Income attributable to noncontrolling interests, net of taxes	41	27	96	85

Net income (loss) attributable to Community Health Systems, Inc. common stockholders — basic and diluted	$311	$(373)	$511	$(675)

(c)

EBITDA is a non-GAAP financial measure which consists of net income (loss) attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude (gain) loss from early extinguishment of debt, impairment and (gain) loss on sale of businesses, (income) expense related to government and other legal settlements and related costs, expense incurred in the fourth quarter of 2020 related to the settlement of certain professional liability claims for which the third-party insurers’ obligation to insure the Company against the underlying loss is being litigated, expense related to employee termination benefits and other restructuring charges, expense from settlement and fair value adjustments on the CVR agreement liability related to the HMA legal proceedings and related legal expenses, the impact of changes in estimate to increase the professional liability claims accrual recorded during the second quarter of 2019 (which estimate was further revised in the third quarter of 2019 based on updated actuarial analysis) with respect to claims incurred in 2016 and prior years, and expense related to the valuation allowance recorded in the second quarter of 2019 to reserve the outstanding balance of a promissory note received from the buyer in connection with the sale of two of the Company’s hospitals in 2017, as well as income from a reduction of the valuation allowance on the outstanding balance of a promissory note from the buyer of another hospital. During the three months ended December 31, 2020, the Company incurred expenses in the amount of approximately $50 million related to the settlement of a professional liability claim for which the Company’s third-party insurers’ obligation to provide coverage to the Company in connection with the underlying loss is being litigated. In the ordinary course of business, the Company’s expense with respect to professional liability claims is limited to amounts not covered by third-party insurance policies, which typically provide coverage for professional liability claims. The subject of the litigation for the recovery of the full amount of the $50 million settlement is whether the claim is covered under the subject policies. The Company believes it is owed reimbursement of the full amount of the settlement by its insurers with respect to this matter. The Company has included this adjustment in the calculation of Adjusted EBITDA because we believe that this expense, absent the dispute as to whether it relates to a covered loss as defined in our insurance policies, would have been mitigated by insurance recoveries and is therefore outside of the ordinary course of the Company’s operations and not reflective of the Company’s underlying results of operations in light of the intended purpose of Adjusted EBITDA in assessing the Company’s operational performance and comparing the Company’s performance between periods. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company reports Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess the operating performance of the Company’s hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of the Company’s executive management team and is one of the primary metrics used in connection with determining short-term cash incentive compensation and the achievement of vesting criteria with respect to performance-based equity awards. In addition, management utilizes Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. The Company believes it is useful to provide investors and other users of the Company’s financial statements this performance measure to align with how management assesses the Company’s results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in the Company’s asset-based loan facility (the “ABL Facility”), which is a key component in the determination of the Company’s compliance with certain covenants under the ABL Facility (including the Company’s ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the ABL Facility (although Adjusted EBITDA does not include all of the adjustments described in the ABL Facility). Adjusted EBITDA includes the Adjusted EBITDA attributable to hospitals that were divested during the course of such year, but in each case solely to the extent relating to the period prior to the consummation of the applicable divestiture.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. The Company believes such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, this calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reflects the reconciliation of Adjusted EBITDA, as defined, to net income (loss) attributable to Community Health Systems, Inc. stockholders as derived directly from the condensed consolidated financial statements (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Community Health Systems, Inc. stockholders	$311	$(373)	$511	$(675)
Adjustments:
Provision for (benefit from) income taxes	37	231	(185)	160
Depreciation and amortization	134	152	558	608
Net income attributable to noncontrolling interests	41	27	96	85
Interest expense, net	252	259	1,031	1,041
(Gain) loss from early extinguishment of debt	(207)	23	(317)	54
Impairment and (gain) loss on sale of businesses, net	(1)	68	48	138
(Income) expense from government and other legal settlements and related costs	(4)	58	—	93
Expense from the settlement of professional liability claims for which the third-party insurers’ obligation to insure the Company for the underlying loss is being litigated	50	—	50	—
Expense from settlement and legal expenses related to cases covered by the CVR	—	1	2	11
Expense related to employee termination benefits and other restructuring charges	1	1	15	2
Change in valuation allowances recorded for promissory notes	—	—	—	21
Change in estimate for professional liability claims accrual	—	—	—	90

Adjusted EBITDA	$614	$447	$1,809	$1,628

(d)	The following table sets forth components reconciling the basic weighted-average number of shares to the diluted weighted-average number of shares (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Weighted-average number of shares outstanding - basic	118	114	115	114
Add effect of dilutive securities:
Stock awards and options	3	—	2	—

Weighted-average number of shares outstanding - diluted	121	114	117	114

The effect of stock awards and options on the diluted shares calculation was an increase of 3,469,701 shares and 1,053,539 shares during the three months and year ended December 31, 2020, respectively. The Company generated a net loss attributable to Community Health Systems, Inc. common stockholders for the three months and year ended December 31, 2019, so the effect of dilutive securities is not considered because their effect would be antidilutive. If the Company had generated net income during the three months and year ended December 31, 2019, the effect of stock awards and options on the diluted shares calculation would have been an increase in shares of 376,689 and 133,866, respectively.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

(e)

The following supplemental table reconciles net income (loss) attributable to Community Health Systems, Inc. common stockholders, as reported, on a per share (diluted) basis, to net income (loss) attributable to Community Health Systems, Inc. common stockholders per share (diluted) with the adjustments described herein (total per share amounts may not add due to rounding). The Company believes that the presentation of non-GAAP adjusted net income (loss) attributable to Community Health Systems, Inc. common stockholders per share (diluted) presents useful information to investors by highlighting the impact on net income (loss) attributable to Community Health Systems, Inc. common stockholders per share (diluted) of selected items used in calculating Adjusted EBITDA which may not reflect the Company’s underlying operating performance and assisting in comparing the Company’s results of operations between periods.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) per share (diluted), as reported	$2.57	$(3.27)	$4.39	$(5.93)
Adjustments:
(Gain) loss from early extinguishment of debt	(2.11)	0.15	(3.02)	0.37
Impairment and (gain) loss on sale of businesses, net	0.18	0.29	0.69	0.89
(Income) expense from government and other legal settlements and related costs	(0.02)	0.40	—	0.64
Expense from the settlement of professional liability claims for which the third-party insurers’ obligation to insure the Company for the underlying loss is being litigated	0.32	—	0.33	—
Expense from settlement and legal expenses related to cases covered by the CVR	—	0.01	0.01	0.08
Expense related to employee termination benefits and other restructuring charges	—	—	0.11	0.01
Change in valuation allowances recorded for promissory notes	—	—	—	0.14
Change in estimate for professional liabilty claims accrual	—	(0.01)	—	0.62
Tax effect related to HMA legal settlement	—	—	—	(0.13)
Change in tax valuation allowance	—	2.84	(2.06)	2.42

Net income (loss) per share (diluted), excluding adjustments	$0.96	$0.40	$0.45	$(0.89)

(f)

Both income from operations and net income (loss) for the three months ended December 31, 2020 and 2019, included a net non-cash gain of approximately $1 million and non-cash expense of $68 million, respectively, primarily from impairment charges to reduce the value of certain long-lived assets at hospitals the Company has identified for sale or has sold and gains on the sale of certain hospitals during such periods. Both income from operations and net income (loss) for the year ended December 31, 2020 and 2019, included net non-cash expense of approximately $48 million and $138 million, respectively, primarily from impairment charges to reduce the value of certain long-lived assets at hospitals the Company has identified for sale or has sold and gains on the sale of certain hospitals during such periods. These impairment charges do not have an impact on the calculation of the Company’s financial covenants under the ABL Facility.

(g)

The $(0.02) per share (diluted) and $(0.00) per share (diluted) of income for “Government and other legal settlements and related costs” for the three months and year ended December 31, 2020, respectively, is the net impact of the favorable resolution of a lawsuit and several lawsuits settled in principle during the related periods, and related legal expenses. The $0.40 per share (diluted) and $0.64 per share (diluted) of expense for “Government and other legal settlements and related costs” for the three months and year ended December 31, 2019, respectively, is the net impact of several lawsuits settled in principle during the related periods, and related legal expenses.

(h)

At December 31, 2020, the Company had no outstanding borrowings and approximately $529 million of borrowing capacity (after taking into consideration $150 million of outstanding letters of credit) under the ABL Facility, with the ability to increase borrowings up to $1.0 billion.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Regulation FD Disclosure

Set forth below is selected information concerning the Company’s projected consolidated operating results for the year ending December 31, 2021. These projections are based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. The 2021 guidance should be considered in conjunction with the assumptions included herein. See pages 20 and 21 for a list of factors that could affect the future results of the Company or the healthcare industry generally.

The following is provided as guidance to analysts and investors:

	2021 Projection Range
Net operating revenues (in millions)	$11,700	to	$12,500
Adjusted EBITDA (in millions)	$1,600	to	$1,800
Net income per share - diluted	$0.00	to	$0.60
Weighted-average diluted shares (in millions)	129.0	to	130.0

The following assumptions were used in developing the 2021 guidance provided above:

•	The Company’s projections exclude the following:

•	Effect of debt refinancing activities not yet completed, including gains and losses from early extinguishment of debt;

•	Impairment of goodwill and long-lived assets;

•	Potential recognition of additional pandemic relief funds;

•	The impact of any potential future divestitures not currently subject to definitive agreements;

•	Gains or losses from the sales of businesses;

•	Employee termination benefits and restructuring costs;

•	Resolution of government investigations or other significant legal settlements;

•	Costs incurred in connection with divestitures; and

•	Other significant gains or losses that neither relate to the ordinary course of business nor reflect the Company’s underlying business performance.

Other assumptions used in the above guidance:

•

Expressed as a percentage of net operating revenues, depreciation and amortization of approximately 4.6% for 2021. Additionally, this is a fixed cost and the percentages may change as revenue varies. Such amounts exclude the possible impact of any future hospital fixed asset impairments.

•

Interest expense is estimated to be between $895 million and $905 million while cash paid for interest, which excludes the amortization of deferred financing costs, is expected to be $830 million to $840 million. Total fixed rate debt is expected to average approximately 100% of total debt during 2021.

•	Expressed as a percentage of net operating revenues, net income attributable to noncontrolling interests of approximately 0.9% for 2021.

•	Expressed as a percentage of net operating revenues, provision for income taxes of approximately 0.6% to 1.1% for 2021.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

A reconciliation of the Company’s projected 2021 Adjusted EBITDA, a forward-looking non-GAAP financial measure, to the Company’s projected net income attributable to Community Health Systems, Inc. stockholders, the most directly comparable GAAP financial measure, is shown below:

	Year Ending
	December 31, 2021
	Low	High
Net income attributable to Community Health Systems, Inc. stockholders (1)	$—	$78
Adjustments:
Depreciation and amortization	528	560
Interest expense, net	895	905
Provision for income taxes	70	142
Net income attributable to noncontrolling interests	107	115

Adjusted EBITDA (1)	$1,600	$1,800

(1)

The Company does not include in this reconciliation the impact of certain items not included in the Company’s forecast set forth above that would be included in a reconciliation of historical net loss attributable to Community Health Systems, Inc. stockholders to Adjusted EBITDA such as, but not limited to, (gains) losses from early extinguishment of debt, impairment and (gain) loss on sale of businesses, and expense (income) related to government and other legal settlements and related costs, in light of the fact that such items are not determinable, and/or the inherent difficulty in quantifying such projected amounts, on a forward-looking basis.

•	Capital expenditures are projected as follows (in millions):

2021
Guidance
Total	$400	to	$500

•

Net cash provided by operating activities, and net cash provided by operating activities adjusted to exclude anticipated repayment of Medicare accelerated payments (a non-GAAP financial measure), are projected as follows (in millions):

	2021
	Guidance
Net cash provided by operating activities	$200	to	$300
Repayment of Medicare accelerated payments	400	to	450

Net cash provided by operating activities, excluding the repayment of Medicare accelerated payments	$600	to	$750

Net cash provided by operating activities excluding repayment of anticipated Medicare accelerated payments is a forward looking non-GAAP financial measure which has been reconciled to net cash provided by operating activities, the most directly comparable GAAP financial measure, in the table above. The Company believes that, in light of the fact that the Medicare accelerated payment program arose from government stimulus efforts in connection with the pandemic and the Company will not have any further obligation to make such repayments once such amounts are fully repaid, the presentation of projected net cash provided by operating activities excluding such repayments provides useful information to investors by highlighting our projected net cash provided by operating activities in 2021 absent such repayments, thereby assisting in understanding our projected financial performance for this period and comparing the Company’s financial performance between periods. This non-GAAP financial measure is not a measurement of financial performance under U.S. GAAP, and should not be considered in isolation or as a substitute for net cash provided by operating activities or any financial measure calculated in accordance with U.S. GAAP.

•	Diluted weighted-average shares outstanding are projected to be approximately 129 million to 130 million for 2021.

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this press release other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this press release.

These factors include, among other things:

•

developments related to COVID-19, including, without limitation, related to the length and severity of the pandemic; the volume of canceled or rescheduled procedures; the volume of COVID-19 patients cared for across our health systems; the timing and availability of effective medical treatments and vaccines, including the timing and effectiveness of the ongoing rollout of currently available vaccines; the spread of potentially more contagious and/or virulent forms of the virus; measures we are taking to respond to the COVID-19 pandemic; the impact of government and administrative regulation on us; changes in net revenue due to patient volumes, payor mix and negative macroeconomic conditions; increased expenses related to labor, supply chain, capital and other expenditures; workforce disruptions; and supply shortages and disruptions;

•

uncertainty regarding the implementation of the CARES Act, the PPPHCE Act, the CAA and any other future stimulus measures related to COVID-19, including the magnitude and timing of any future payments or benefits we may receive or realize thereunder;

•	general economic and business conditions, both nationally and in the regions in which we operate, including economic and business conditions resulting from the COVID-19 pandemic;

•

the impact of current or future federal and state health reform initiatives, including, without limitation, the Affordable Care Act, and the potential for the Affordable Care Act to be repealed or found unconstitutional or otherwise invalidated, or for additional changes to the law, its implementation or its interpretation (including through executive orders and court challenges);

•

the extent to and manner in which states support increases, decreases or changes in Medicaid programs, implement health insurance exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	the future and long-term viability of health insurance exchanges and potential changes to the beneficiary enrollment process;

•

risks associated with our substantial indebtedness, leverage and debt service obligations, including our ability to refinance such indebtedness on acceptable terms or to incur additional indebtedness, and our ability to remain in compliance with debt covenants, as well as risks associated with disruptions in the financial and capital markets as the result of the COVID-19 pandemic which could impact us from a financing and liquidity perspective;

•	demographic changes;

•

changes in, or the failure to comply with, federal, state or local laws or governmental regulations affecting our business, including any such laws or governmental regulations which are adopted in connection with the COVID-19 pandemic;

•	potential adverse impact of known and unknown government investigations, audits, and federal and state false claims act litigation and other legal proceedings;

•

our ability, where appropriate, to enter into and maintain provider arrangements with payors and the terms of these arrangements, which may be further affected by the increasing consolidation of health insurers and managed care companies and vertical integration efforts involving payors and healthcare providers;

•	changes in, or the failure to comply with, contract terms with payors and changes in reimbursement policies or rates paid by federal or state healthcare programs or commercial payors;

•	any potential impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

-MORE-

CYH Announces Fourth Quarter and Year-End 2020 Results

February 17, 2021

•	changes in inpatient or outpatient Medicare and Medicaid payment levels and methodologies;

•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;

•

increases in the amount and risk of collectability of patient accounts receivable, including decreases in collectability which may result from, among other things, self-pay growth and difficulties in recovering payments for which patients are responsible, including co-pays and deductibles;

•	the efforts of insurers, healthcare providers, large employer groups and others to contain healthcare costs, including the trend toward value-based purchasing;

•

increases in wages as a result of inflation or competition for highly technical positions and rising supply and drug costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals or via telehealth;

•	changes in medical or other technology;

•	changes in U.S. GAAP;

•	the availability and terms of capital to fund any additional acquisitions or replacement facilities or other capital expenditures;

•

our ability to successfully make acquisitions or complete divestitures, our ability to complete any such acquisitions or divestitures on desired terms or at all, the timing of the completion of any such acquisitions or divestitures, and our ability to realize the intended benefits from any such acquisitions or divestitures;

•	the impact that changes in our relationships with joint venture or syndication partners could have on effectively operating our hospitals or ancillary services or in advancing strategic opportunities;

•	our ability to successfully integrate any acquired hospitals, or to recognize expected synergies from acquisitions;

•	the impact of seasonal severe weather conditions, including the timing and amount of insurance recoveries in relation to severe weather events;

•	our ability to obtain adequate levels of insurance, including general liability, professional liability, and directors and officers liability insurance;

•	timeliness of reimbursement payments received under government programs;

•	effects related to pandemics, epidemics, or outbreaks of infectious diseases, including the novel coronavirus causing the disease known as COVID-19 as noted above;

•	the impact of cyber-attacks or security breaches;

•	any failure to comply with the terms of the Corporate Integrity Agreement;

•	the concentration of our revenue in a small number of states;

•	our ability to realize anticipated cost savings and other benefits from our current strategic and operational cost savings initiatives;

•	changes in interpretations, assumptions and expectations regarding the Tax Cuts and Jobs Act; and

•	the other risk factors set forth in our other public filings with the Securities and Exchange Commission.

The consolidated operating results for the three months and year ended December 31, 2020, are not necessarily indicative of the results that may be experienced for any future periods. The Company cautions that the projections for calendar year 2021 set forth in this press release are given as of the date hereof based on currently available information. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-END-